                                                                EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                           DISCOUNT AUTO PARTS, INC.,


                              HLA ACQUISITION, INC.


                                       AND


                             HI-LO AUTOMOTIVE, INC.










                          Dated as of October 17, 1997

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                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                    ARTICLE I

THE MERGER........................................................................................................1
Section 1.1       The Merger......................................................................................1
Section 1.2       Closing.........................................................................................1
Section 1.3       Effective Time..................................................................................2
Section 1.4       Effects of the Merger...........................................................................2
Section 1.5       Charter and By-laws.............................................................................2
Section 1.6       Directors.......................................................................................2

                                   ARTICLE II

EFFECT OF THE MERGER ON THE STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES................................................................2
Section 2.1       Effect on Stock.................................................................................2
Section 2.2       Exchange of Certificates........................................................................3
Section 2.3       Treatment of Stock Options  ....................................................................6

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HI/LO...........................................................................6
Section 3.1       Organization, Qualification, Etc................................................................6
Section 3.2       Capital Stock...................................................................................7
Section 3.3       Corporate Authority Relative to this Agreement; No Violation; No Conflict.......................8
Section 3.4       Reports and Financial Statements; Corporate Records.............................................9
Section 3.5       No Undisclosed Liabilities.....................................................................10
Section 3.6       No Violation of Law............................................................................10
Section 3.7       Environmental Laws and Regulations.............................................................10
Section 3.8       Employee Matters; ERISA........................................................................11
Section 3.9       Absence of Certain Changes or Events...........................................................13
Section 3.10      Investigations; Litigation.....................................................................13
Section 3.11      Proxy Statement/Prospectus; Registration Statement; Other Information..........................13
Section 3.12      Hi/Lo Rights Plan..............................................................................14
Section 3.13      Takeover Laws..................................................................................14
Section 3.14      Tax Matters....................................................................................14
Section 3.15      Opinion of Financial Advisor...................................................................15
Section 3.16      Required Vote of Hi/Lo Stockholders............................................................15
Section 3.17      Labor Matters..................................................................................15
Section 3.18      Certain Agreements.............................................................................15
Section 3.19      Title to Assets; Liens.........................................................................16

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
Section 3.20      Insurance......................................................................................16
Section 3.21      Intellectual Property..........................................................................17
Section 3.22      Significant Vendor Arrangements................................................................17

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DISCOUNT AND SUB...............................................................17
Section 4.1       Organization, Qualification, Etc...............................................................17
Section 4.2       Capital Stock..................................................................................18
Section 4.3       Corporate Authority Relative to this Agreement; No Violation; No Conflict......................19
Section 4.4       Reports and Financial Statements...............................................................20
Section 4.5       No Undisclosed Liabilities.....................................................................20
Section 4.6       No Violation of Law............................................................................21
Section 4.7       Environmental Laws and Regulations.............................................................21
Section 4.8       Employee Matters; ERISA........................................................................21
Section 4.9       Absence of Certain Changes or Events...........................................................23
Section 4.10      Investigations; Litigation.....................................................................23
Section 4.11      Proxy Statement/Prospectus; Registration Statement; Other Information..........................23
Section 4.12      Lack of Ownership of Hi/Lo Common Stock........................................................24
Section 4.13      Tax Matters....................................................................................24
Section 4.14      Opinion of Financial Advisor...................................................................24
Section 4.15      Sub's Operations...............................................................................24
Section 4.16      Labor Matters..................................................................................25
Section 4.17      Certain Agreements.............................................................................25
Section 4.18      Title to Assets; Liens.........................................................................26
Section 4.19      Insurance......................................................................................26
Section 4.20      Intellectual Property..........................................................................26

                                    ARTICLE V

COVENANTS AND AGREEMENTS.........................................................................................27
Section 5.1       Conduct of Business by Hi/Lo or Discount.......................................................27
Section 5.2       Investigation..................................................................................32
Section 5.3       Cooperation....................................................................................32
Section 5.4       Affiliate Agreements...........................................................................33
Section 5.5       Employee Benefit Plans.........................................................................33
Section 5.6       Filings; Other Action..........................................................................34
Section 5.7       Further Assurances.............................................................................34
Section 5.8       No Solicitation................................................................................34
Section 5.9       Public Announcements...........................................................................35
Section 5.10      Indemnification and Insurance..................................................................35
Section 5.11      Additional Reports.............................................................................36
Section 5.12      Stockholder Approval...........................................................................36
Section 5.13      Purchase Accounting............................................................................36
Section 5.14      Amendments to Change of Control Agreements.....................................................36
Section 5.15      Notifications..................................................................................37

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
Section 5.16      Indemnifications...............................................................................37

                                   ARTICLE VI

CONDITIONS TO THE MERGER.........................................................................................37
Section 6.1       Conditions to Each Party's Obligation to Effect the Merger.....................................37
Section 6.2       Conditions to Obligations of Hi/Lo to Effect the Merger........................................38
Section 6.3       Conditions to Obligations of Discount to Effect the Merger.....................................38

                                   ARTICLE VII

TERMINATION, WAIVER, AMENDMENT AND CLOSING.......................................................................39
Section 7.1       Termination or Abandonment.....................................................................39
Section 7.2       Effect of Termination..........................................................................40
Section 7.3       Amendment or Supplement........................................................................41
Section 7.4       Extension of Time, Waiver, Etc.................................................................41

                                  ARTICLE VIII

MISCELLANEOUS....................................................................................................42
Section 8.1       No Survival of Representations and Warranties..................................................42
Section 8.2       Expenses.......................................................................................42
Section 8.3       Counterparts; Effectiveness....................................................................42
Section 8.4       Governing Law..................................................................................42
Section 8.5       Notices........................................................................................42
Section 8.6       Assignment; Binding Effect.....................................................................43
Section 8.7       Severability...................................................................................43
Section 8.8       Enforcement of Agreement.......................................................................43
Section 8.9       Miscellaneous..................................................................................44
Section 8.10      Headings.......................................................................................44
Section 8.11      Subsidiaries; Affiliates.......................................................................44
Section 8.12      Finders or Brokers.............................................................................44


Exhibits:


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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of October 17, 1997 (this "Agreement"), is among DISCOUNT AUTO PARTS, INC. ("Discount"), HLA ACQUISITION, INC. ("Sub") and HI-LO AUTOMOTIVE, INC. ("Hi/Lo").

         WHEREAS, Hi/Lo is a corporation duly organized and existing under the laws of the State of Delaware, Discount is a corporation duly organized and existing under the laws of the State of Florida and Sub is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, the respective Boards of Directors of Discount, Sub and Hi/Lo have approved and have declared advisable the merger of Sub with and into Hi/Lo (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Hi/Lo Common Stock (as defined in Section 3.2) not owned directly by Hi/Lo or Discount will be converted into the right to receive a fraction of a share of Discount Common Stock (as defined in Section 4.2) as more particularly set forth herein, and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and in the best interests of their respective stockholders;

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Hi/Lo at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Sub shall cease and Hi/Lo shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at a location mutually acceptable to the parties hereto at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto.

         Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Secretary of State accepts the Certificate of Merger for record, or at such subsequent date or time as Discount and Hi/Lo shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         Section 1.5 Charter and By-laws. (a) The charter of Hi/Lo, as in effect immediately prior to the execution of this Agreement, shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The by-laws of Hi/Lo, as in effect immediately prior to the execution of this Agreement, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         Section 1.6 Directors and Officers. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Hi/Lo at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 2.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, Hi/Lo or the holders of any securities of Hi/Lo, Discount or Sub:

                  (a) Cancellation of Hi/Lo-Owned Stock and Discount-Owned Stock. Each share of Hi/Lo Common Stock that is owned directly by Hi/Lo or by Discount shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) Conversion of Hi/Lo Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Hi/Lo Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into and represent a fully paid and nonassessable fraction of a share of Discount Common Stock equal to the Exchange Ratio (as defined and determined below) (the "Merger Consideration"). As of the Effective Time, all such shares of Hi/Lo Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Hi/Lo Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (x) certificates representing the number of whole shares of Discount Common Stock into which such shares have been converted ("Discount Certificates"), (y) certain dividends and other distributions in accordance with Section 2.2(c) and (z) cash in lieu of fractional shares of Discount Common Stock in accordance with Section 2.2(e), without interest. The "Exchange Ratio" shall be equal to 0.1485; provided, however, that (i) if the Discount Average Share Price is greater than $26.148, then the Exchange Ratio shall be equal to (rounded to the near ten-thousandth) the product of (x) 0.1485 times (y) the quotient of $26.148 divided by the Discount Average Share Price, or (ii) if the Discount Average Share Price is less than $22.727, then the Exchange Ratio shall be equal to the lesser of (1) 0.1624 and (2) the product of
(x) 0.1485 times (y) the quotient of $22.727 divided by the Discount Average Share Price. The term "Discount Average Share Price" shall mean the average of the closing sales prices of Discount Common Stock (or, if Discount Common Stock should not trade on any trading day, the average of the bid and the asked prices therefor on such day), rounded to the nearest thousandth (.0005 being rounded to
 .001), as reported on the New York Stock Exchange ("NYSE") Composite Tape on each of the last ten consecutive trading days ending on the third trading day prior to the meeting of Hi/Lo Stockholders held for the purpose of approving the Merger (the "Hi/Lo Meeting").

                  (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $1.00 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.2 Exchange of Certificates. (a) Exchange Agent. At or prior to the Effective Time, Discount shall enter into an agreement with such bank or trust company as may be designated by Discount and as shall be reasonably satisfactory to Hi/Lo (the "Exchange Agent"), which shall provide that Discount shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Hi/Lo Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Discount Certificates representing the number of whole shares of Discount Common Stock (such shares of Discount Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any cash payable in lieu of any fractional shares of Discount Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Hi/Lo Common Stock.

                  (b) Exchange Procedures. Promptly after the Effective Time, but in any event no later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Discount and Hi/Lo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Discount Certificate representing that number of whole shares of Discount

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



Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Hi/Lo Common Stock which is not registered in the transfer records of Hi/Lo, a Discount Certificate representing the proper number of shares of Discount Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the issuance of shares of Discount Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Discount that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Discount Certificates representing the number of whole shares of Discount Common Stock into which the shares of Hi/Lo Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Discount Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Discount Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Discount Common Stock shall be paid by Discount to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Discount Certificate representing whole shares of Discount Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Discount Common Stock and the amount of any cash payable in lieu of a fractional share of Discount Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Discount Common Stock. Discount shall make available to the Exchange Agent cash for these purposes.

                  (d) No Further Ownership Rights in Hi/Lo Common Stock. All shares of Discount Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Hi/Lo Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by Hi/Lo on such shares of Hi/Lo Common Stock which remain unpaid at the Effective Time, and there shall be no further

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



registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Hi/Lo Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                  (e) No Fractional Shares. No Discount Certificates or scrip representing fractional shares of Discount Common Stock shall be issued upon the surrender for exchange of Certificates but in lieu of any such fractional shares, each holder of Hi/Lo Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Hi/Lo Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Discount Common Stock as reported on the NYSE Composite Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the last full trading day before the Closing Date.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates as of the date which is one year after the date of the mailing required by Section 2.2(b) shall be delivered to Discount, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Discount for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Discount Common Stock and any dividends or distributions with respect to Discount Common Stock.

                  (g) No Liability. None of Discount, Hi/Lo, Sub or the Exchange Agent shall be liable to any person in respect of any shares of Discount Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Discount, on a daily basis. Any interest and other income resulting from such investments shall be paid to Discount.

                  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Discount Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  (j) Certificates From Affiliates. Notwithstanding anything herein to the contrary, to the fullest extent permitted by law, certificates surrendered for exchange by any person or entity included on the list provided to Discount pursuant to Section 5.4 hereof shall not be exchanged until Discount shall have received a signed agreement in substantially the form of Exhibit 5.4 hereto from such person or entity.

         Section 2.3 Treatment of Stock Options Prior to the Effective Time, Discount and Hi/Lo shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Hi/Lo in effect on the date hereof which has been granted (other than pursuant to the Hi/Lo 1991 Associate Stock Purchase Plan) to current or former directors, officers or employees of Hi/Lo and which remain outstanding on the Closing Date (each, a "Hi/Lo Option") to be mandatorily surrendered to the Company within 10 days after the Effective Time in exchange for the payment to the optionee of an amount of cash per share equal to the greater of (A) $.01 or (B) the excess, if any, of (x) the Exchange Ratio multiplied by the Discount Average Share Price over (y) the exercise price per share under such Hi/Lo Option. At the Effective Time, automatically and without any action by any Person, each Hi/Lo Option shall become immediately and fully exercisable.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF HI/LO

         Hi/Lo represents and warrants to Discount and Sub that:

         Section 3.1 Organization, Qualification, Etc. (a) Hi/Lo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Hi/Lo. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Hi/Lo or Discount, as the case may be, means a material adverse effect on the business, results of operations or financial condition of Hi/Lo and its Subsidiaries (as defined in Section 8.11), taken as a whole, or Discount and its Subsidiaries, taken as a whole, as the case may be. Hi/Lo has heretofore furnished, or otherwise made available, to Discount a complete and correct copy, as applicable, of the Certificate or Articles of Incorporation, the Bylaws, the Certificate of Limited Partnership, and/or the Limited Partnership Agreement, each as amended to, and in full force and effect as of, the date hereof, of Hi/Lo and each of its Subsidiaries. Neither Hi/Lo nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate or Articles of Incorporation, Bylaws, Certificate of Limited Partnership, or Limited Partnership Agreement.

         (b) Hi/Lo does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries. Hi/Lo is not subject to any corporate or contractual obligation or requirement to make any investment, loan or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, other than its Subsidiaries. Each of Hi/Lo's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate and/or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Hi/Lo. All the outstanding shares of capital stock of, or other ownership interests in, Hi/Lo's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Hi/Lo, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except such as are contained in credit agreements and similar instruments to which Hi/Lo is a party under which no event of default exists and no event has occurred which with the giving of notice or passage of time would constitute an event of default thereunder. There are no existing subscriptions, options, warrants, rights of first refusal, preemptive rights, calls, commitments, agreements or conversion rights of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Hi/Lo.

         Section 3.2 Capital Stock. (a) The authorized stock of Hi/Lo consists of 30,000,000 shares of common stock, par value $.01 per share ("Hi/Lo Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Hi/Lo Preferred Stock"), of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock ("Hi/Lo Series A Preferred Stock"). As of October 17, 1997, 10,775,109 shares of Hi/Lo Common Stock and no shares of Hi/Lo Preferred Stock were issued and outstanding. All the outstanding shares of Hi/Lo Common Stock have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. As of October 17, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Hi/Lo to issue any shares of its capital stock nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Hi/Lo, and Hi/Lo has no obligations of any kind to issue any additional securities other than:

                  (i) rights to acquire shares of Hi/Lo Series A Preferred Stock pursuant to the Rights Agreement, dated as of August 28, 1996, between Hi/Lo and ChaseMellon Shareholder Services, L.L.C. (the "Hi/Lo Rights Plan");

                  (ii) options and other rights to receive or acquire not in excess of 1,118,054 shares of Hi/Lo Common Stock granted on or prior to October 17, 1997, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans; and

                  (iii) shares issuable upon conversion of that certain Convertible Promissory Note dated November 1, 1994 to the order of Reddi Brake Supply Company, Inc. ("Reddi Brake Promissory Note").

                  (b) Except for the issuance of shares of Hi/Lo Common Stock pursuant to the options and other rights referred to in clause 3.2(a)(iii) and except as permitted in clause 5.1(a)(viii) and (ix), since September 30, 1997, no shares of Hi/Lo Common Stock or Hi/Lo Preferred Stock have been issued.

                  (c) Except as disclosed in the letter so designated and executed by Hi/Lo dated the date hereof and delivered to Discount on the date hereof ("Hi/Lo's Disclosure Letter") the issuance and sale of all of the outstanding shares of capital stock described in Section 3.2 have been in compliance with federal and state securities laws. Except pursuant to the terms of that certain Shareholder's Agreement dated October 7, 1987, as amended, Hi/Lo has not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities law or granted registration rights to any persons or entity. Except as disclosed in Hi/Lo's Disclosure Letter, there are no outstanding obligations of Hi/Lo or any of Hi/Lo's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Hi/Lo and no person has any right to cause Hi/Lo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Hi/Lo.

         Section 3.3 Corporate Authority Relative to this Agreement; No Violation; No Conflict. Hi/Lo has the corporate power and authority necessary to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Hi/Lo and, except for the approval of its stockholders, no other corporate proceedings on the part of Hi/Lo are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Hi/Lo has (i) determined that the transactions contemplated by this Agreement are advisable and in the best interest of Hi/Lo and its stockholders, (ii) approved the Merger in accordance with Section 251 of the DGCL (iii) and determined to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by Hi/Lo and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Hi/Lo, enforceable against Hi/Lo in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL (including the approval of the stockholders of Hi/Lo), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (collectively, the "Hi/Lo Required Approvals"), no authorization, consent or approval of, or filing by Hi/Lo with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or for the consummation by Hi/Lo of the transactions contemplated by this Agreement except where the failure to obtain such authorizations, consents or approvals or make such filings is not reasonably likely to have a Material Adverse Effect on Hi/Lo. Except as disclosed in Hi/Lo's Disclosure Letter, neither the execution and delivery of this Agreement by Hi/Lo nor the consummation by Hi/Lo of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of Hi/Lo or of any of Hi/Lo's Subsidiaries, (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default), under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hi/Lo or any of Hi/Lo's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which Hi/Lo or any of its Subsidiaries is a party, (c) subject to the matters set forth in the preceding sentence violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hi/Lo or any of its Subsidiaries or any of their respective properties or assets, (d) give any governmental body the right to challenge the transaction contemplated by this Agreement or exercise any remedy or seek any relief under any law to which Hi/Lo or any of its Subsidiaries, or any of their respective assets, are subject, or
(e) give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Hi/Lo or any of its Subsidiaries, except as otherwise disclosed to Discount in Hi/Lo's Disclosure Letter or that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Hi/Lo.

         Section 3.4 Reports and Financial Statements; Corporate Records. (a) Hi/Lo has previously made available to Discount true and complete copies of: (i) Hi/Lo's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1994 through 1996 (the "Annual Reports"); (ii) Hi/Lo's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31 and June 30, 1997 (the "Quarterly Reports"); (iii) each definitive proxy statement filed by Hi/Lo with the SEC from December 31, 1994 until the date of this Agreement; (iv) each final prospectus filed by Hi/Lo with the SEC from December 31, 1994 until the date of this Agreement; and (v) all Current Reports on Form 8-K filed by Hi/Lo with the SEC since the end of its last fiscal year until the date of this Agreement.

                  (b) All of the Annual Reports, Quarterly Reports, proxy statements and prospectuses filed with the SEC since December 31, 1994 (collectively, the "Hi/Lo SEC Reports") at the time filed (and in the case of registration statements and proxy statements, on the dates of their effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Hi/Lo SEC Reports (including any related notes and schedules) fairly present the financial position of Hi/Lo and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto or in the case of unaudited statements, as permitted by the rules of the SEC or Form 10-Q). The condensed consolidated balance sheet of Hi/Lo at September 30, 1997 and the consolidated statement of income of Hi/Lo for the period ended September 30, 1997, included in Hi/Lo's Disclosure Letter (the "September Statements") fairly present the financial position of Hi/Lo and its consolidated subsidiaries as of the date thereof and the results of operations for the period (subject to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved except as permitted by the rules of the SEC or Form 10-Q and except that such statements are condensed, do not include required statements of stockholders' equity and cash flow and do not include the required footnotes. Since December 31, 1994, Hi/Lo has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC.

                  (c) The minute books of Hi/Lo and each of Hi/Lo's corporate Subsidiaries contain accurate records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of such companies, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books except as disclosed in Hi/Lo's Disclosure Letter.

         Section 3.5 No Undisclosed Liabilities. As of the date hereof neither Hi/Lo nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Hi/Lo, except liabilities or obligations (a) reflected in any of the Hi/Lo SEC Reports filed prior to the date of this Agreement (b) incurred in the ordinary course of business since December 31, 1996, or (c) liabilities or obligations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo.

         Section 3.6 No Violation of Law. The businesses of Hi/Lo and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority or any judgment, decision or order entered by any governmental authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in any of the Hi/Lo SEC Reports filed prior to the date of this Agreement and (b) for violations or possible violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo.

         Section 3.7 Environmental Laws and Regulations. Except as described in any of the Hi/Lo SEC Reports filed prior to the date of this Agreement, as of the date hereof (a) Hi/Lo and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo, which compliance includes, but is not limited to, the possession by Hi/Lo and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Hi/Lo nor any of its Subsidiaries has received written notice of, or, to the knowledge of Hi/Lo, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo; and (c) to the knowledge of Hi/Lo, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

         Section 3.8 Employee Matters; ERISA. (a) Set forth in Hi/Lo's Disclosure Letter is a true and complete list of all material employee benefit plans maintained or contributed to as of the date hereof by Hi/Lo or any of its Subsidiaries covering their present and former employees or directors or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation, bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "Hi/Lo Benefit Plans").

                  (b) Except for contributions and other payments that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo, all contributions and other payments required to be made by Hi/Lo or any of its Subsidiaries to or under any Hi/Lo Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Hi/Lo SEC Reports.

                  (c) Each of the Hi/Lo Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualified status.

                  (d) Except as described in any of the Hi/Lo SEC Reports filed prior to the date of this Agreement, all Hi/Lo Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, and Hi/Lo and its Subsidiaries do not have any liabilities or obligations with respect to any Hi/Lo Benefit Plan, whether or not accrued, contingent or otherwise, except (i) as described in any of the Hi/Lo SEC Reports or disclosed in writing to Discount in Hi/Lo's Disclosure Letter and (ii) for instances of non-compliance or liabilities or obligations that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo.

                  (e) With respect to the Hi/Lo Benefit Plans, individually and in the aggregate, no event has occurred and, to Hi/Lo's knowledge, there does not now exist any condition or set of circumstances, that could subject Hi/Lo or any of its Subsidiaries to any material liability arising under ERISA or the Code (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Hi/Lo or any of its Subsidiaries is a party, excluding (1) liability for benefit claims and funding obligations payable in the ordinary course and (2) liabilities that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo.

                  (f) Except as disclosed in writing to Discount in Hi/Lo's Disclosure Letter, none of the Hi/Lo Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (g) Except (i) as contemplated in this Agreement, (ii) as provided in the termination benefit agreements listed and identified as such in Hi/Lo's Disclosure Letter which are in effect on the date hereof (the "Change of Control Employment Agreements"), (iii) as described in any of the Hi/Lo SEC Reports or (iv) as disclosed in writing to Discount in Hi/Lo's Disclosure Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (whether alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Hi/Lo or any of its

Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Hi/Lo Benefit Plan being established or becoming accelerated, vested or payable. Except as disclosed in Hi/Lo's Disclosure Letter or as described in any of the Hi/Lo SEC Reports, neither Hi/Lo nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any material consulting contract with any person who prior to entering into such contract was a director or officer of Hi/Lo or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (A) or (B) of this sentence.

                  (h) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Hi/Lo Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

                  (i) Neither Hi/Lo nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code has, with respect to any Hi/Lo Benefit Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Hi/Lo and which is reasonably likely to have a Material Adverse Effect on Hi/Lo.

                  (j) No Hi/Lo Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Hi/Lo nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Hi/Lo Benefit Plan. Neither Hi/Lo nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) for which there is any outstanding liability.

                  (k) None of the assets of any of Hi/Lo Benefit Plans which hold assets are invested in securities of the Hi/Lo.

                  (l) Hi/Lo is in material compliance with the notice provisions and all other provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996, except for instances of non-compliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo.

                  (m) Except as disclosed in writing to Discount in Hi/Lo's Disclosure Letter or as described in any of the Hi/Lo SEC Reports, since December 31, 1996, no change has occurred in the base salary of any person who is a party to a Change of Control Employment Agreement.

         Section 3.9 Absence of Certain Changes or Events. Except as disclosed in the Hi/Lo SEC Reports filed prior to the date of this Agreement, in Hi/Lo's Disclosure Letter or the September Statements, from December 31, 1996 to the date of this Agreement, the businesses of Hi/Lo and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had or is reasonably likely to have a Material Adverse Effect on Hi/Lo. Since December 31, 1996, neither Hi/Lo nor any of its Subsidiaries has engaged in any transaction which, if done after the execution of this Agreement, would violate
Section 5.1(a)(v) through (xi), 5.1(a)(xiv) through (xvii), or 5.1(a)(xix) through (xxi) hereof, except as disclosed in Hi/Lo's SEC Reports filed prior to the date of this Agreement or disclosed in Hi/Lo's Disclosure Letter.

         Section 3.10 Investigations; Litigation. As of the date of this Agreement, except as described in any of the Hi/Lo SEC Reports filed prior to the date of this Agreement or disclosed in Hi/Lo's Disclosure Letter:

                  (a) no investigation or review by any governmental body or authority with respect to Hi/Lo or any of its Subsidiaries is pending nor has any governmental body or authority notified Hi/Lo in writing of an intention to conduct the same and, to the knowledge of Hi/Lo no such investigation or review has been threatened in each case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo; and

                  (b) there are no actions, suits or proceedings pending (or, to Hi/Lo's knowledge, threatened) against or affecting Hi/Lo or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Hi/Lo.

         Section 3.11 Proxy Statement/Prospectus; Registration Statement; Other Information. None of the information with respect to Hi/Lo or its Subsidiaries provided by Hi/Lo in writing for inclusion in the Proxy Statement/Prospectus or the Registration Statement (as defined in Section 6.3(a)) will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Hi/Lo Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, except for such portions thereof that relate only to Discount and its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, Proxy Statement/Prospectus and forms of proxies to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement/Prospectus."

         Section 3.12 Hi/Lo Rights Plan. The Hi/Lo Rights Plan has not been amended except to provide that the Hi/Lo Rights Plan is not applicable to the execution and delivery of this Agreement and the transactions contemplated hereby. No "Distribution Date" has occurred within the meaning of the Hi/Lo Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Hi/Lo has taken all action required to render the Hi/Lo Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby and any other agreement executed and delivered in connection herewith.

         Section 3.13 Takeover Laws. Prior to the date hereof, the Board of Directors of Hi/Lo has taken all necessary action to exempt under or make not subject to Section 203 of the DGCL or any other state law that purports to limit or restrict business combinations or the ability to acquire shares of capital stock (i) the execution of this Agreement and (ii) the Merger and the transaction contemplated hereby.

         Section 3.14 Tax Matters. (a) Except for matters that are not reasonably likely to have a Material Adverse Effect on the Hi/Lo or are disclosed in Hi/Lo's Disclosure Letter: (i) all returns and reports of or with respect to any federal, state or other Tax which are required to be filed on or before the Closing Date by or with respect to the Hi/Lo or any of its Subsidiaries ("Hi/Lo Tax Returns") have been or will be duly and timely filed and reflect all tax liabilities of Hi/Lo and its Subsidiaries required to be shown thereon; (ii) all Taxes which are shown to be due on such Hi/Lo Tax Returns have been or will be timely paid in full; (iii) all withholding tax requirements imposed on or with respect to the Hi/Lo or any of its Subsidiaries have been satisfied in full in all respects; (iv) no assessment, deficiency or adjustment has been asserted or assessed with respect to any Hi/Lo Tax Return;
(v) neither Hi/Lo nor any of its Subsidiaries has any liability for any Taxes in excess of amounts paid or reserves established therefor; and (vi) there is not in force any extension of time with respect to the due date for the filing of any Hi/Lo Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any tax due with respect to the period covered by any Hi/Lo Tax Return and no requests for such waivers or agreements are pending. Except as disclosed in writing in Hi/Lo's Disclosure Letter, neither Hi/Lo nor any of its Subsidiaries is the subject of any currently ongoing tax audit which is reasonably likely to have a Material Adverse Effect on Hi/Lo. With respect to any taxable period ended prior to December 31, 1993, all federal income Hi/Lo Tax Returns have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations.

         There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Hi/Lo or any of its Subsidiaries (other than liens with respect to Taxes not yet due). No material claim made in writing by an authority in a jurisdiction where none of Hi/Lo or its Subsidiaries files tax returns that Hi/Lo or any of its Subsidiaries is or may be subject to taxation by that jurisdiction is currently pending. Hi/Lo has not filed an election under Section 341(f) of the Internal Revenue Code to be treated as a consenting corporation. Neither Hi/Lo nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to any material Taxes.

                  (b) Neither Hi/Lo nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 3.15 Opinion of Financial Advisor. The Board of Directors of Hi/Lo has received the opinion of SBC Warburg Dillon Read Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Hi/Lo's stockholders from a financial point of view. A copy of the written opinion of SBC Warburg Dillon Read Inc. will be delivered to Discount as soon as practicable after the date of this Agreement.

         Section 3.16 Required Vote of Hi/Lo Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Hi/Lo Common Stock is required to approve the Merger. No other vote of the stockholders of Hi/Lo is required by law, the charter or by-laws of Hi/Lo or otherwise in order for Hi/Lo to consummate the Merger and the transactions contemplated hereby.

         Section 3.17 Labor Matters. No labor organization or group of employees of the Hi/Lo or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of Hi/Lo threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority except for demands, proceedings or petitions which are not reasonably likely to have a Material Adverse Effect on Hi/Lo. There are no strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the knowledge of Hi/Lo threatened against or involving Hi/Lo or any of its Subsidiaries except such as are not reasonably likely to have a Material Adverse Effect on Hi/Lo. None of Hi/Lo or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

         Section 3.18 Certain Agreements. Except as disclosed in Hi/Lo's Disclosure Letter or in Hi/Lo's SEC Reports filed prior to the date of this Agreement, neither Hi/Lo nor any of its Subsidiaries is a party or subject to any oral or written agreement, contract, policy, license, document, instrument, arrangement or commitment relating to or constituting (i) Indebtedness (as defined below) in an amount exceeding $500,000 other than pursuant to Hi/Lo's revolving credit facility with the CIT Group which would in no event cause the aggregate amount outstanding under such facility to exceed $60,000,000, (ii) leases for real or personal property in which the amounts of payments which the Hi/Lo or any Subsidiary is required to make on an annual basis exceeds $250,000,
(iii) agreement, contract, policy, license document, instrument, arrangement or commitment that limits in any material respect the freedom of Hi/Lo or any Subsidiary of Hi/Lo to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of Hi/Lo or any Subsidiary of Hi/Lo after the Effective Time, (iv) agreement or contract outside of the ordinary course of business of Hi/Lo or any of Hi/Lo's Subsidiaries that involves performance of services or delivery of goods or materials by or to Hi/Lo or any of Hi/Lo's Subsidiaries of an amount or value in excess of $250,000
(v) joint venture or partnership agreements involving a sharing of profits, losses, costs, or liabilities by Hi/Lo or any of Hi/Lo's Subsidiaries with any person other than Hi/Lo and its Subsidiaries, (vi) power of attorney granted by Hi/Lo or any of Hi/Lo's Subsidiaries that is currently effective and outstanding, (vii) agreement or contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Hi/Lo or any of Hi/Lo's Subsidiaries to be responsible for consequential damages, (viii) agreement or contract for capital expenditures in excess of $500,000, (ix) a written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Hi/Lo or any of Hi/Lo's Subsidiaries other than in the ordinary course of business; or (x) which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind Discount or any of its Subsidiaries other than the Surviving Corporation and its Subsidiaries in any respect. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Except as disclosed in Hi/Lo's Disclosure Letter, neither Hi/Lo nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, is reasonably likely to have a Material Adverse Effect on Hi/Lo.

         Section 3.19 Title to Assets; Liens. Hi/Lo owns or holds through valid leases, directly or through its Subsidiaries, all of its inventory, accounts receivable, property, equipment and other assets except where the failure to own or hold such property is not reasonably likely to have a Material Adverse Effect on Hi/Lo, and except as disclosed in Hi/Lo's SEC Reports filed prior to the date of this Agreement, such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which are not reasonably likely to adversely affect the value of such property as carried on Hi/Lo's financial statements contained in Hi/Lo's SEC Reports filed prior to the date of this Agreement and would not have a Material Adverse Effect on Hi/Lo. Hi/Lo and its Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, are not reasonably likely to have a Material Adverse Effect on Hi/Lo.

         Section 3.20 Insurance. Except as disclosed in Hi/Lo's Disclosure Letter, Hi/Lo and each of its Subsidiaries are insured, and during each of the past five calendar years have been insured with insurers whose current rating by A M Best is at least B+6 against such risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as disclosed in Hi/Lo's Disclosure Letter, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Hi/Lo and its Subsidiaries (copies of which have been made available to Discount) (i) provide coverage which Hi/Lo deems to be adequate coverage against loss, (ii) are sufficient for Hi/Lo and its Subsidiaries to be in compliance with all legal requirements applicable to Hi/Lo or any of its Subsidiaries and all agreements and contracts to which Hi/Lo or any of its Subsidiaries is a party or by which any of them are bound, except where such insufficiency is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo, (iii) will continue (absent affirmative action by Discount to cancel such policies) in full force and effect following consummation of the Merger and (iv) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Hi/Lo or any of Hi/Lo's Subsidiaries. Except as disclosed in Hi/Lo's Disclosure Letter, neither Hi/Lo nor any of its Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policy of Hi/Lo or its Subsidiaries or will not be renewed or that the issuer of any material insurance policy is not willing or able to perform its obligations thereunder. The insurance policies of Hi/Lo and its Subsidiaries are valid and enforceable policies. Hi/Lo and Hi/Lo's Subsidiaries have paid all premiums due, and have otherwise performed all of their respective material obligations, under each material insurance policy and Hi/Lo and Hi/Lo's Subsidiaries have given notice to the respective insurer of all material claims that may be insured by any material insurance policy.

         Section 3.21 Intellectual Property. To Hi/Lo's knowledge, neither Hi/Lo nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Hi/Lo or its Subsidiaries in their operations, and, to the knowledge of Hi/Lo, neither Hi/Lo nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another, where such infringement or unlawful or wrongful use is reasonably likely to have a Material Adverse Effect on Hi/Lo.

         Section 3.22 Significant Vendor Arrangements. Except as set forth in a list which is included as part of Hi/Lo's Disclosure Letter, neither Hi/Lo nor any of its Subsidiaries is a party to any contract or arrangement with any supplier or vendor which represents a commitment in excess of $300,000. The list of such contracts and arrangements which is included as part of Hi/Lo's Disclosure Letter accurately identifies each such supplier or vendor and the significant terms concerning termination, term of the agreement, and the amount of up-front vendors' allowances that would need to be repaid upon early termination as of October 1, 1997.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF DISCOUNT AND SUB

         Discount and Sub represent and warrant to Hi/Lo that:

         Section 4.1 Organization, Qualification, Etc. (a) Each of Discount and Sub is a corporation duly organized, validly existing and of active status or in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is of active status or in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Discount. The copies of Discount's Restated Articles of Incorporation and by-laws and Sub's certificate of incorporation and by-laws which have been made available to Hi/Lo are complete and correct and in full force and effect on the date hereof. Neither Discount nor Sub is in violation of any of the provisions of its respective Articles or Certificate of Incorporation or Bylaws.

                  (b) Discount does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Discount Subsidiaries. Discount is not subject to any corporate or contractual obligation or requirement to make any investment, loan or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, except pursuant to this Agreement and to its Subsidiaries. Each of Discount's Corporate Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Discount. All the outstanding shares of capital stock of, or other ownership interests in, Discount's Corporate Subsidiaries and Sub are validly issued, fully paid and non-assessable and are owned by Discount, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Discount is a party under which no event of default exists and no event has occurred which with the giving of notice or passage of time would constitute an event of default thereunder. There are no existing subscriptions, options, warrants, rights of first refusal, preemptive rights, calls, commitments, agreements or conversion rights of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Corporate Subsidiary of Discount or Sub.

         Section 4.2 Capital Stock. (a) The authorized capital stock of Discount consists of 50,000,000 shares of common stock, par value $.01 per share ("Discount Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Discount Preferred Stock"). The shares of Discount Common Stock to be issued in the Merger or upon the exercise of Hi/Lo stock options, warrants, conversion rights or other rights or vesting or payment of other Hi/Lo equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. As of September 30, 1997, 16,595,671 shares of Discount Common Stock and no shares of Discount Preferred Stock were issued and outstanding. All the outstanding shares of Discount Common Stock have been validly issued and are fully paid and non-assessable. As of September 30, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Discount to issue any shares of its capital stock nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Discount, and Discount has no obligations of any kind to issue any additional securities other than: options and other rights to receive or acquire 1,196,739 shares of Discount Common Stock granted on or prior to September 30, 1997, pursuant to benefit plans, programs and arrangements and non-employee director plans.

                  (b) Except for the issuance of shares of Discount Common Stock pursuant to the options and other rights referred to in this Section 4.2 and except as provided for in clause 5.1(b)(viii), since September 30, 1997, no shares of Discount Common Stock or Discount Preferred Stock have been issued.

                  (c) Except as disclosed in the letter so designated and signed by Discount dated the date hereof and delivered to Hi/Lo ("Discount's Disclosure Letter"), (i) the issuance and sale of all the outstanding shares of capital stock described in Section 4.2 have been in compliance with federal and state securities laws, (ii) there are no outstanding obligations of Discount or any of Discount's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Discount and (iii) Discount has not agreed to register any Securities under the Securities Act or under any State Securities laws or granted registration rights to any person or entity.

         Section 4.3 Corporate Authority Relative to this Agreement; No Violation; No Conflict. Each of Discount and Sub has the corporate power and authority necessary to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Discount and Sub and, no other corporate proceedings on the part of Discount or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Boards of Directors of Discount and Sub have (i) determined that the transactions contemplated by this Agreement are advisable and in the best interest of Discount and its stockholders and (ii) approved the Merger in accordance with Section 251 of the DGCL and the issuance of the shares of Discount Common Stock in the Merger. This Agreement has been duly and validly executed and delivered by Discount and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Discount and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Florida Business Corporation Act, the Securities Act, the Exchange Act, the HSR Act, the securities or blue sky laws of the various states (collectively, the "Discount Required Approvals"), no authorization, consent or approval of, or filing by Discount or Sub with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or for the consummation by Discount or Sub of the transactions contemplated by this Agreement except for consents from the parties listed in Section 4.3 of Discount's Disclosure Letter that Discount reasonably expects to obtain and except where the failure to obtain such authorizations, consents or approvals or make such filing is not reasonably likely to have a Material Adverse Effect on Discount. Except as disclosed in Discount's Disclosure Letter, neither the execution and delivery of this Agreement by Discount and Sub nor the consummation by Discount and Sub of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of Discount or Sub or of any of Discount's Subsidiaries, (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default), under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Discount or Sub or any of Discount's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which Discount or Sub or any of its Discount's Subsidiaries is a party, (c) subject to the matters set forth in the preceding sentence violate any order, writ, injunction, decree, statute, rule or regulation applicable to Discount or Sub or any of Discount's Subsidiaries or any of their respective properties or assets, (d) give any governmental body the right to challenge the transaction contemplated by this Agreement or exercise any remedy or seek any relief under any laws to which Discount or any of its Subsidiaries, or their respective assets, are subject, or (e) give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Discount or any of its Subsidiaries, except in the case of matters covered by
(a), (b), (c), (d) or (e) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Discount.

         Section 4.4 Reports and Financial Statements. (a) Discount has previously made available to Hi/Lo true and complete copies of: (i) Discount's Annual Reports on Form 10-K filed with the SEC for each of the fiscal years ended 1995 through 1997; (ii) Discount's Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended September 2, 1997; (iii) each definitive proxy statement filed by Discount with the SEC since May 30, 1995; (iv) each final prospectus filed by Discount with the SEC since May 30, 1995; and (v) all Current Reports on Form 8-K filed by Discount with the SEC since the end of its last fiscal year.

                  (b) Except as disclosed in Discount's Disclosure Letter, all of Discount's Annual Reports, Quarterly Reports, proxy statements and prospectuses filed with the SEC since May 30, 1995 (collectively, "Discount SEC Reports") at the time filed (and in the case of registration statements and proxy statements, on the dates of their effectiveness and the dates of mailing, respectively) (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Discount SEC Reports (including any related notes and schedules) fairly present the financial position of Discount and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q). Since May 30, 1995, Discount has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC.

         Section 4.5 No Undisclosed Liabilities. As of the date hereof, neither Discount nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Discount except liabilities or obligations (a) reflected in any of the Discount SEC Reports filed prior to the date of this Agreement, (b) incurred in the ordinary course of business since the end of the Discount's last fiscal year, or (c) liabilities or obligations which are not, individually or in the aggregate, likely to have a Material Adverse Effect on Discount.

         Section 4.6 No Violation of Law. The businesses of Discount and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority or any judgment, decision or order entered by any governmental authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except
(a) as described in any of the Discount SEC Reports filed prior to the date of this Agreement and

(b) for violations or possible violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Discount.

         Section 4.7 Environmental Laws and Regulations. Except as described in any of the Discount SEC Reports filed prior to the date of this Agreement, as of the date hereof, (a) Discount and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Discount, which compliance includes, but is not limited to, the possession by Discount and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Discount nor any of its Subsidiaries has received written notice of, or, to the knowledge of Discount, is the subject of, any Environmental Claims which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Discount; and (c) to the knowledge of Discount, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

         Section 4.8 Employee Matters; ERISA. (a) Set forth on Discount's Disclosure Letter is a true and complete list of all material employee benefit plans maintained or contributed to as of the date hereof by Discount or any of its Subsidiaries covering their employees or directors or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements (collectively, the "Discount Benefit Plans").

                  (b) Except for contributions and other payments that would not, individually or in the aggregate, have a Material Adverse Effect on Discount, all contributions and other payments required to be made by Discount or any of its Subsidiaries to or under any Discount Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Discount SEC Reports.

                  (c) Each of the Discount Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualified status.

                  (d) Except as described in any of the Discount SEC Reports filed prior to the date of this Agreement, all Discount Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, and Discount and its Subsidiaries do not have any liabilities or obligations with respect to any Discount Benefit Plan, whether or not accrued, contingent or otherwise, except (i) as described in any of the Discount SEC Reports or disclosed in writing to Hi/Lo in Discount's Disclosure Letter and (ii) for instances of non-compliance or liabilities or obligations that would not individually or in the aggregate, have a Material Adverse Effect on Discount.

                  (e) With respect to the Discount Benefit Plans, individually and in the aggregate, no event has occurred and, to Discount's knowledge, there does not now exist any condition or set of circumstances, that could subject Discount or any of its Subsidiaries to any material liability arising under ERISA or the Code (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Discount or any of its Subsidiaries is a party, excluding (1) liability for benefit claims and funding obligations payable in the ordinary course and (2) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Hi/Lo.

                  (f) Except as disclosed in Discount's Disclosure Letter, none of the Discount Benefit Plans that are "welfare plans" within the meaning of
Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (g) Except as disclosed in Discount's Disclosure Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Discount or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Discount Benefit Plan being established or becoming accelerated, vested or payable. Except as disclosed in Discount's Disclosure Letter or as described in any of the Discount SEC Reports, neither Discount nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any material consulting contract with any person who prior to entering into such contract was a director or officer of Discount or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (A) or (B) of this sentence.

                  (h) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Discount Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

                  (i) Neither Discount nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code has, with respect to any Discount Benefit Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Discount and which could result in a Material Adverse Effect on Discount.

                  (j) No Discount Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Discount nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Discount Benefit Plan.

Neither Discount nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) for which there is any outstanding liability.

                  (k) Discount is in material compliance with the notice provisions and all other provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996, except for instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect on Discount.

         Section 4.9 Absence of Certain Changes or Events. Except as disclosed in the Discount SEC Reports filed prior to the date of this Agreement or disclosed in Discount's Disclosure Letter, from June 3, 1997 to the date of this Agreement, the businesses of Discount and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that is reasonably likely to have a Material Adverse Effect on Discount.

         Section 4.10 Investigations; Litigation. As of the date of this Agreement, except as described in any of the Discount SEC Reports filed prior to the date of this Agreement or disclosed in Discount's Disclosure Letter:

                  (a) no investigation or review by any governmental body or authority with respect to Discount or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Discount is pending nor has any governmental body or authority notified Discount in writing of an intention to conduct the same; and

                  (b) there are no actions, suits or proceedings pending (or, to Discount's knowledge, threatened) against or affecting Discount or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Discount.

         Section 4.11 Proxy Statement/Prospectus; Registration Statement; Other Information. None of the information included in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Hi/Lo Meeting or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Discount with respect to information supplied in writing by Hi/Lo or any affiliate of Hi/Lo specifically for inclusion in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations promulgated thereunder.

         Section 4.12 Lack of Ownership of Hi/Lo Common Stock. Neither Discount nor any of its Subsidiaries owns any shares of Hi/Lo Common Stock or other securities convertible into shares of Hi/Lo Common Stock.

         Section 4.13 Tax Matters. (a) Except for matters that are not reasonably likely to have a Material Adverse Effect on the Discount or as previously disclosed in writing to Hi/Lo in Discount's Disclosure Letter: (i) all returns and reports of or with respect to any federal, state or other Tax which are required to be filed on or before the Closing Date by or with respect to the Discount or any of its Subsidiaries ("Discount Tax Returns") have been or will be duly and timely filed and reflect all tax liabilities of Discount and its Subsidiaries required to be shown thereon; (ii) all Taxes which are shown to be due on such Discount Tax Returns have been or will be timely paid in full;
(iii) all withholding tax requirements imposed on or with respect to the Discount or any of its Subsidiaries have been satisfied in full in all respects;
(iv) no assessment, deficiency or adjustment has been asserted or assessed with respect to any Discount Tax Return; (v) neither Discount nor any of its Subsidiaries has any liabilities for any Taxes in excess of amounts paid or reserves established therefor; and (vi) there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any tax due with respect to the period covered by any Discount Tax Return and no requests for such waivers or agreements are pending. Except as disclosed in writing to Hi/Lo in Discount's Disclosure Letter, neither Discount nor any of its Subsidiaries is the subject of any currently ongoing federal income tax audit. With respect to any taxable period ended prior to June, 1986, all federal income Discount Tax Returns have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations.

                  Neither Discount nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to any material Taxes.

                  (b) Neither Discount nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 4.14 Opinion of Financial Advisor. The Board of Directors of Discount has received the opinion of Smith Barney Inc., dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair to Discount from a financial point of view. A copy of the written opinion of Smith Barney Inc. will be delivered to Hi/Lo as soon as practicable after the date of this Agreement.

         Section 4.15 Sub's Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 4.16 Labor Matters. As of the date of this Agreement, no labor organization or group of employees of Discount or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of Discount threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority except for demands, proceedings or petitions which are not reasonably likely to have a Material Adverse Effect on Discount. As of the date of this Agreement, there are no strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the knowledge of Discount threatened against or involving Discount or any of its Subsidiaries except such as are not reasonably likely to have a Material Adverse Effect on Discount. None of Discount or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

         Section 4.17 Certain Agreements. Except as disclosed in Discount's Disclosure Letter or in Discount's SEC Reports filed prior to the date of this Agreement, neither Discount nor any of its Subsidiaries is a party or subject to any oral or written agreement, contract, policy, license, document, instrument, arrangement or commitment relating to or constituting (i) Indebtedness (as defined below) in an amount exceeding $5,000,000 other than pursuant to additional draws up to the limits existing as of the date of this Agreement (including the increases in such limit expressly contemplated in such agreement) under Discount's revolving credit facility with a syndicate lead by SunTrust Bank, Central Florida, National Association, (ii) leases for real or personal property in which the amounts of payments which the Discount or any Subsidiary is required to make on an annual basis exceeds $1,000,000, (iii) agreement, contract, policy, license document, instrument, arrangement or commitment that limits in any material respect the freedom of Discount or any Subsidiary of Discount to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of Discount or any Subsidiary of Discount after the Effective Time, or (iv) agreement or contract outside of the ordinary course of business of Discount or any of Discount's Subsidiaries that involves performance of services or delivery of goods or materials by or to Discount or any of Discount's Subsidiaries of an amount or value in excess of $1,000,000 (v) joint venture or partnership agreements involving a sharing of profits, losses, costs, or liabilities by Discount or any of Discount's Subsidiaries with any person other than Discount and its Subsidiaries, (vi) a written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Discount or any of Discount's Subsidiaries other than in the ordinary course of business except for such warranties, guaranties and other similar undertakings as are not reasonably likely to have a Material Adverse Effect on Discount; or (vii) which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind Hi/Lo or any of its Subsidiaries other than the Surviving Corporation and its Subsidiaries in any respect. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations,
(C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Neither Discount nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, is reasonably likely to have a Material Adverse Effect on Discount.

         Section 4.18 Title to Assets; Liens. Discount owns or holds through valid leases all of its inventory, accounts receivable, property, equipment and other assets except where the failure to own or hold such property is not reasonably likely to have a Material Adverse Effect on Discount, and except as disclosed in Discount's SEC Reports filed prior to the date of this Agreement, such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which are not reasonably likely to adversely affect the value of such property as carried on Discount's financial statements contained in Discount's SEC Reports filed prior to the date of this Agreement and would not have a Material Adverse Effect on Discount. Discount and its Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, are not reasonably likely to have a Material Adverse Effect on Discount.

         Section 4.19 Insurance. Discount and each of its Subsidiaries are insured, and during each of the past five calendar years have been insured with insurers whose current A M Best rating on the date such policies were issued is at least B+6 against such risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Discount and its Subsidiaries (copies of which have been made available to Hi/Lo) provide coverage which Discount deems to be adequate coverage against loss. Except as disclosed in Discount's Disclosure Letter, neither Discount nor any of its Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policy of Discount or its Subsidiaries or will not be renewed or that the issuer of any material insurance policy is not willing or able to perform its obligations thereunder. The insurance policies of Discount and its Subsidiaries are valid and enforceable policies. Discount and Discount's Subsidiaries have paid all premiums due, and have otherwise performed all of their respective material obligations, under each material insurance policy and Discount and Discount's Subsidiaries have given notice to the respective insurer of all material claims that may be insured by any material insurance policy.

         Section 4.20 Intellectual Property. To Discount's knowledge, neither Discount nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Discount or its Subsidiaries in their operations, and, to the knowledge of Discount, neither Discount nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another, where such infringement or unlawful or wrongful use is reasonably likely to have in a Material Adverse Effect on Discount.


                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

         It is further agreed as follows:

         Section 5.1 Conduct of Business by Hi/Lo or Discount. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

                  (a)      Hi/Lo:

                           (i) shall, and shall cause each of its Subsidiaries
                  to, conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

                           (ii) shall use its reasonable best efforts, and cause
                  each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                           (iii) shall confer at such times as Discount may
                  reasonably request with one or more representatives of Discount to report material operational matters and the general status of ongoing operations (in each case to the extent Discount reasonably requires such information) and to consult with Discount regarding material operational decisions;

                           (iv) shall promptly notify Discount of any emergency
                  or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing is reasonably likely to have a Material Adverse Effect on Hi/Lo;

                           (v) shall not authorize or pay any dividends on or
                  make any distribution with respect to its outstanding shares of stock;

                           (vi) shall not, and shall not permit any of its
                  Subsidiaries to, except as contemplated by Section 5.5 or 5.14 hereof or as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

                           (vii) shall not (subject to the provisions of Section
                  5.8), and shall not permit any of its Subsidiaries to, authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business;

                           (viii) except pursuant to the Merger as provided for
                  in Section 1.5, shall not propose or adopt any amendments to its corporate charter or by-laws;

                           (ix) shall not, and shall not permit any of its
                  Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee plans, programs or arrangements and non-employee director plans;

                           (x) shall not, and shall not permit any of its
                  Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

                           (xi) shall not, and shall not permit any of its
                  Subsidiaries to, purchase or redeem or offer to purchase or redeem any shares of its stock or any securities convertible into or exchangeable for shares of stock, except for the purchase of Reddi Brake Promissory Note, deemed repurchase of options in accordance with Section 2.3 of this Agreement, or purchases, redemptions and offers to purchase in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof;

                           (xii) shall not, and shall not permit any of its
                  Subsidiaries to, except as contemplated by this Agreement or as may be required by applicable law, (w) amend in any material respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, (x) enter into or amend any employment or consulting agreement, (y) adopt or enter into any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or increase the base salary of any person who is a party to a Change of Control Employment Agreement or (z) make any payments under any Hi/Lo Benefit Plan to any director, employee, independent contractor or consultant (except in the ordinary course of business) and in amounts and in a manner consistent with past practice or as otherwise required by law or the provisions of such Hi/Lo Benefit Plan;

                           (xiii) shall not, and shall not permit any of its
                  Subsidiaries to, enter into any material loan agreement or incur any indebtedness in excess of an aggregate of $500,000 other than pursuant to additional draws resulting in not in excess of an aggregate amount outstanding of $60,000,000 under the Hi/Lo's credit facility with the CIT Group or amend Hi/Lo's credit facility with the CIT Group to increase the amount that may be borrowed thereunder;

                           (xiv) shall not, and shall not permit any of its
                  Subsidiaries to make any material Tax election or settle or compromise any material Tax liability;

                           (xv) shall not adjust, split, combine or reclassify
                  its capital stock;

                           (xvi) shall not enter into any agreement,
                  understanding or arrangement with respect to the sale or voting of its capital stock;

                           (xvii) shall not, and shall not permit any of its
                  Subsidiaries to, create any new subsidiaries;

                           (xviii) except as required by this Agreement, shall
                  not take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties hereto to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby;

                           (xix) shall not, and shall not permit any of its
                  Subsidiaries to, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets other than in the ordinary course of business;

                           (xx) shall not enter into any financial derivative
                  contracts;

                           (xxi) shall not change in any material respect its
                  accounting policies, methods or procedures except as required by GAAP;

                           (xxii) except as may be required by this Agreement or
                  applicable law, shall not do any act or omit to do any act which would cause a breach of any contract, commitment or obligation if the result is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi/Lo;

                           (xxiii) shall not take any action that would prevent
                  or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

                           (xxiv) shall not, other than pursuant to this
                  Agreement, take any action to cause the shares of the Hi/Lo Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

                           (xxv) shall continue to provide training for
                  employees of Hi/Lo and its Subsidiaries commensurate with the training provided by Hi/Lo and its Subsidiaries over the past twelve months;

                           (xxvi) subject to the limitations contained in this
                  Agreement, shall continue the level of recruiting activity and process employed by Hi/Lo and its Subsidiaries over the past twelve months; and

                           (xxvii) shall not, and shall not permit any of its
                  Subsidiaries to, agree in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in Article III hereof (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time.

                  (b)      Discount:

                           (i) shall, and shall cause each of its Subsidiaries
                  to, conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

                           (ii) shall use its reasonable best efforts, and cause
                  each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                           (iii) shall confer at such times as Hi/Lo may
                  reasonably request with one or more representatives of Hi/Lo to report material operational matters and the general status of ongoing operations (to the extent Hi/Lo reasonably requires such information);

                           (iv) shall promptly notify Hi/Lo of any emergency or
                  other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing is reasonably expected to have a Material Adverse Effect on Discount;

                           (v) shall not, and shall not (except for dividends to
                  Discount in the ordinary course of business consistent with past practice) permit any of its Corporate Subsidiaries that is not wholly owned, to declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock or effect a stock split, reclassification, combination or change in the Discount Common Stock or purchase, redeem or offer to purchase or redeem any of its capital stock or any security convertible into or exchangeable for its capital stock;

                           (vi) shall not, and shall not permit any of its
                  Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business and which is reasonably likely to have a Material Adverse Effect on Discount or materially and adversely affect the transactions contemplated by this Agreement;

                           (vii) shall not propose or adopt any amendments to
                  its corporate charter or by-laws;

                           (viii) shall not, and shall not permit any of its
                  Subsidiaries to, issue any shares of their capital stock or securities convertible into or exchangeable for their capital stock, except upon exercise of rights or options issued pursuant to existing employee plans, programs or arrangements and non-employee director plans outstanding on September 30, 1997 (except as contemplated herein);

                           (ix) shall not, and shall not permit any of its
                  Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date hereof in the ordinary course of business and consistent with past practice covering not in excess of 500,000 shares of Discount Common Stock;

                           (x) shall not do any act or omit to do any act which
                  would cause a breach of any contract, commitment or obligation if the result is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Discount;

                           (xi) shall not and shall not permit any Subsidiary to
                  take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

                           (xii) shall not take any action which could
                  reasonably be expected to adversely affect or delay the ability of any of the parties hereto to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby;

                           (xiii) shall not take any action to cause the shares
                  of the Discount Common Stock to cease to be quoted on any of the stock exchanges on which such shares not now quoted; and

                           (xiv) shall not, and shall not permit any of its
                  Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in Article IV hereof (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time.

         Section 5.2 Investigation. Each of Hi/Lo and Discount shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' facilities, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either Hi/Lo or Discount or any of their respective Subsidiaries to disclose any information to the other that would cause a violation of any contractual confidentiality obligation. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of July 22, 1997, between Hi/Lo and Discount (the "Hi/Lo Confidentiality Agreement") and the Confidentiality Agreement, dated as of September 30, 1997 between Discount and Hi/Lo (the "Discount Confidentiality Agreement"), as the case may be. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

         Section 5.3 Cooperation. (a) Hi/Lo and Discount shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                           (i) prepare and file with the SEC as soon as is
                  reasonably practicable the Proxy Statement/Prospectus and a registration statement on Form S-4 under the Securities Act with respect to the Discount Common Stock issuable in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

                           (ii) as soon as is reasonably practicable take all
                  such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                           (iii) promptly prepare and file with the NYSE listing
                  applications covering the shares of Discount Common Stock issuable in the Merger or upon exercise of Hi/Lo stock options, and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Common Stock, subject only to official notice of issuance;

                           (iv) cooperate with one another in order to lift any
                  injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

                           (v) cooperate with one another in obtaining opinions
                  of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A. ("TKS"), counsel to Discount, and Vinson & Elkins L.L.P., counsel to Hi/Lo, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of Hi/Lo and Discount shall deliver to TKS and Vinson & Elkins L.L.P. customary representation letters, and Hi/Lo shall use its reasonable best efforts to obtain customary representation letters from appropriate stockholders and shall deliver any such letters obtained to TKS and Vinson & Elkins L.L.P.

                  (b) Subject to the limitations contained in Section 6.2, Hi/Lo and Discount shall each furnish to one another and to one another's counsel all such information as may be reasonably required in order to effect the foregoing actions.

         Section 5.4 Affiliate Agreements. Hi/Lo shall, prior to the Effective Time, deliver to Discount a list (reasonably satisfactory to counsel for Discount), setting forth the names and addresses of each officer and director who is, at the time of the Hi/Lo Meeting, in Hi/Lo's reasonable judgment, an "affiliate" of Hi/Lo for purposes of Rule 145 under the Securities Act. Hi/Lo shall furnish such information and documents as Discount may reasonably request for the purpose of reviewing such list. Hi/Lo shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 5.4 hereto.

         Section 5.5 Employee Benefit Plans. (a) Simultaneously with the Merger, Discount shall assume each Change of Control Employment Agreement then in effect and all of Hi/Lo's rights and obligations under each such agreement.

                  (b) Discount shall take all actions necessary or appropriate to permit each individual who is employed by Hi/Lo or any of its Subsidiaries as of the Closing Date (a "Hi/Lo Employee") to either, at the sole election of Discount, (i) continue to participate from and after the Closing Date in the employee benefit plans and programs maintained by Hi/Lo immediately prior to the Closing Date other than the 1990 Stock Option Plan and the 1991 Associate Stock Purchase Plan or (ii) permit the Hi/Lo Employees to immediately thereafter participate in the employee benefit plans or programs maintained by Discount or any of its Subsidiaries for their employees generally (the "Discount Plans") other than Discount's stock option plans or any employee stock purchase plan meeting the requirements of Section 423 of the Code; provided, however, that, if Hi/Lo's group health plan is terminated or discontinued, Discount shall permit each Hi/Lo Employee and his or her eligible dependents (including, without limitation, all such Hi/Lo Employee's dependents covered by Hi/Lo's group health plan as of the time such coverage ceases) to be covered under a Discount Plan that (i) provides medical and dental benefits to the Hi/Lo Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under Hi/Lo's group health plan, (ii) credits such Hi/Lo Employee, for the year during which such coverage under such Discount Plan begins, with any deductibles and co-payments already incurred during such year under Hi/Lo's group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. Discount, the Surviving Corporation, their respective Subsidiaries, and the Discount Plans shall recognize each Hi/Lo Employee's years of service and level of seniority with Hi/Lo and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Discount Plans. The provisions of this Section 5.5(b) shall be applicable only during an employee's employment with Hi/Lo, Discount or one of their Subsidiaries and shall not constitute an agreement to employ or continue the employment of any person.

         Section 5.6 Filings; Other Action. Subject to the terms and conditions herein provided, Hi/Lo and Discount shall (a) promptly, and in any event with 20 business days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from any third party, governmental or regulatory bodies or authorities of federal, state and local jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

         Section 5.7 Further Assurances. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

         Section 5.8 No Solicitation. From the date hereof until the termination of this Agreement, Hi/Lo will not, and shall not authorize or permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries ("Hi/Lo's Representatives") to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Takeover Proposal (as hereinafter defined), including without limitation by disclosure of non-public information, or (b) engage in discussions or negotiations relating to or accept any Takeover Proposal; provided, however, that nothing contained in this Section 5.8 shall prohibit Hi/Lo and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) at any time prior to the time Hi/Lo's stockholders shall have voted to approve the Merger, engaging in discussions or negotiations with, and furnishing information (including non-public information) concerning Hi/Lo and its Subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal (without any solicitation or initiation or knowing encouragement, directly or indirectly, by Hi/Lo or any of Hi/Lo's Representatives after the date of this Agreement) if the Board of Directors of Hi/Lo concludes in good faith based upon advice of its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action is reasonablely likely to violate their obligations of such Board to Hi/Lo or to Hi/Lo's stockholders under applicable law, or (iii) provided this Agreement is terminated pursuant to Section 7.1(e), accepting a Superior Proposal. Prior to furnishing information to or entering into discussions or negotiations with any person, Hi/Lo shall receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Hi/Lo Confidentiality Agreement (as defined in Section 5.2 hereof). Hi/Lo shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted heretofore by Hi/Lo or any Hi/Lo Representative with respect to any Takeover Proposal existing on the date hereof. Hi/Lo agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, or who was given access in order to consider making, a Takeover Proposal, unless its Board of Directors shall conclude in good faith based upon advice of outside counsel that failure to take such action is reasonably likely to violate their obligations to Hi/Lo or Hi/Lo's Stockholders under applicable law. Hi/Lo shall notify Discount orally and in writing of any such Takeover Proposal received (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and shall keep Discount informed of the general status and any material changes in the terms and conditions of such Proposal. Hi/Lo agrees to promptly provide to Discount any information concerning Hi/Lo, its Subsidiaries, business, properties or assets furnished to any third party which makes a Takeover Proposal and which has not previously been provided to Discount. As used in this Agreement, (i) "Takeover Proposal" shall mean any written proposal or offer, in each case made prior to the stockholder vote at the Hi/Lo Meeting, other than a proposal or offer by Discount or any of its Subsidiaries, for a recapitalization, merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, Hi/Lo, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the Board of Directors of Hi/Lo determines in their good faith reasonable judgment is more favorable to Hi/Lo and to its stockholders than the transactions contemplated hereby.

         Section 5.9 Public Announcements. Hi/Lo and Discount will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 5.10 Indemnification and Insurance. (a) Discount and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Hi/Lo as provided in its charter or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Discount shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

                  (b) For six years from the Effective Time, Discount shall, maintain in effect Hi/Lo's current directors' and officers' liability insurance covering those persons who are currently covered by Hi/Lo's directors' and officers' liability insurance policies and shall purchase such policy on or prior to the Closing Date; provided, however, that in no event shall Discount be required to expend in the aggregate an amount in excess of 200% of the annual premiums currently paid by Hi/Lo for such insurance, and, provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Discount shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         Section 5.11 Additional Reports. Hi/Lo and Discount shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and
4.4 which it files with the SEC on or after the date hereof, and Hi/Lo and Discount, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Hi/Lo and its consolidated Subsidiaries or Discount and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

         Section 5.12 Stockholder Approval. Subject to the terms and conditions contained herein and the prior termination of this Agreement pursuant to Section 7.1, this Agreement shall be submitted for approval to the holders of shares of Hi/Lo Common Stock at the Hi/Lo Meeting. Hi/Lo and Discount shall coordinate and cooperate with respect to the timing of such meeting and shall endeavor to hold such meeting as soon as practicable after the date hereof.

         Section 5.13 Purchase Accounting. Hi/Lo, Discount and Sub will each use its reasonable best efforts to cause the transactions contemplated by this Agreement to be accounted for as a purchase in accordance with GAAP, and such accounting treatment to be accepted by Discount's independent certified public accountants, by the NYSE and by the SEC, respectively, and each of Hi/Lo, Discount and Sub agrees that it will take no action that would cause such accounting treatment not to be obtained.

         Section 5.14 Amendments to Change of Control Agreements. Hi/Lo has secured a commitment to amend from each employee who is a party to a Change of Control Employment Agreement and shall cause to be amended each Change of Control Employment Agreement to provide that it shall be a condition to the receipt of any lump sum payment payable thereunder that the employee execute and deliver to Hi/Lo a general release by the employee of all claims against Hi/Lo, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, including without limitation a release of (i) any and all claims arising out of or relating to the employee's employment by or service with Hi/Lo and its Subsidiaries and the employee's termination of employment, (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act, and (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied, provided that such release shall not release claims of such person under the Change of Control Agreements or pursuant to any indemnification rights or under any directors and officers insurance policies.

         Section 5.15 Notifications. (a) Between the date of this Agreement and the Closing Date, Hi/Lo will promptly notify Discount in writing if Hi/Lo becomes aware that any of Hi/Lo's representations and warranties were materially untrue as of the date of this Agreement or if Hi/Lo shall become aware of any fact or condition that causes any of Hi/Lo's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date). During the same period, Hi/Lo will promptly notify Discount of the occurrence of any material breach of any covenant of Hi/Lo in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Discount will promptly notify Hi/Lo in writing if Discount becomes aware that any of Discount's representations and warranties were materially untrue as of the date of this Agreement or if Discount shall become aware of any fact or condition that causes any of Discount's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date). During the same period, Discount will promptly notify Hi/Lo of the occurrence of any material breach of any covenant of Discount in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

         Section 5.16 Indemnifications. Neither Discount nor any of its Subsidiaries or any of their respective officers, directors or employees shall be liable to Hi/Lo or any of its Subsidiaries for any losses, claims, damages or liabilities suffered as a result of any actions taken or any omission to take action by Hi/Lo at the request of Discount or its affiliates provided such request is not made with willful intent to cause harm to Hi/Lo or its Subsidiaries. Hi/Lo agrees to indemnify and hold harmless Discount, its subsidiaries and their respective officers, directors and employees against any losses, claims, damages or liabilities to which they may become subject to third parties insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any action or failure to act in connection with the operation of Hi/Lo or its Subsidiaries after the date of this Agreement and prior to the earlier of the Termination of this Agreement or the Closing Date hereunder taken or not taken as the case may be, at the request of Discount; provided, however, that Hi/Lo shall not be liable in any such case to the extent such loss, claim, damage or liability arises out of requests by Discount made with willful intent to cause harm to Hi/Lo or its Subsidiaries.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The holders of issued and outstanding shares of Hi/Lo Common Stock shall have duly approved the Merger in the manner required by applicable law.

                  (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

                  (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

                  (d) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other Hi/Lo Required Approvals and Discount Required Approvals shall have been obtained, except where the failure to obtain such other Hi/Lo Required Approvals and Discount Required Approvals would not have a Material Adverse Effect on Hi/Lo or Discount, as the case may be.

                  (e) Each of Hi/Lo and Discount shall have received an opinion of its tax counsel, Vinson & Elkins L.L.P., and TKS respectively, in form and substance reasonably satisfactory to it, and dated within five days of the date of the Proxy Statement/Prospectus, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that none of Hi/Lo, its stockholders, Discount and Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than, with respect to any cash paid in lieu of fractional shares of Discount Common Stock). In rendering such opinions, Vinson & Elkins L.L.P. and TKS may rely upon representations of officers of Hi/Lo and Discount and stockholders of Hi/Lo.

         Section 6.2 Conditions to Obligations of Hi/Lo to Effect the Merger. The obligation of Hi/Lo to effect the Merger is further subject to the conditions that (a) the representations and warranties of Discount contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes contemplated by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, (iii) where any such failure of the representation or warranty to be true and correct in all respects would not have a Material Adverse Effect on Discount, and (b) the shares of Discount Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance; (c) Discount shall have performed in all material respects all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; (d) Discount shall have delivered to Hi/Lo a certificate, dated the Effective Time and signed by its Chief Executive Officer or a Vice President, certifying to the effects in clause (c) and (d).

         Section 6.3 Conditions to Obligations of Discount to Effect the Merger. The obligation of Discount to effect the Merger is further subject to the conditions that (a) the representations and warranties of Hi/Lo contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes contemplated by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representation or warranty to be true and correct in all respects would not have a Material Adverse Effect on Hi/Lo; (b) Hi/Lo shall have performed in all material respects all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and (c) Hi/Lo shall have delivered to Discount a certificate, dated the Effective Time and signed by its Chief Executive Officer or a Vice President, certifying to both such effects. In the event that Discount shall so request to Hi/Lo in writing at any time prior to the mailing of the Proxy Statement/Prospectus, it shall be a further condition to the obligation of Discount to effect the Merger that Hi/Lo shall provide Discount with the resignation of each of its officers from their position as officers or proof satisfactory to Discount of the valid removal of each of such officers at the Effective Time, provided that such resignation or removal shall be deemed a termination of such officer's position by Hi/Lo after the "Effective Date" (as defined in the Change of Control Employment Agreement for purposes of such officer's Change of Control Employment Agreement).

                                   ARTICLE VII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

         Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Hi/Lo and Discount:

                  (a) by the mutual written consent of Hi/Lo and Discount;

                  (b) by either Hi/Lo or Discount if the Effective Time shall not have occurred on or before April 30, 1998; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

                  (c) by either Hi/Lo or Discount if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

                  (d) by either Hi/Lo or Discount if the approval of the stockholders of Hi/Lo contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

                  (e) by Hi/Lo prior to the approval of this Agreement by the Stockholders if the Board of Directors of Hi/Lo reasonably determines that a Takeover Proposal constitutes a Superior Proposal provided, that this Agreement shall not terminate pursuant to this clause 7.1(e) unless simultaneously with such termination Hi/Lo enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and pays the Termination Fee (as defined in Section 7.2(b)) required pursuant to Section 7.2(b);

                  (f) by either Hi/Lo or Discount if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other party shall have been untrue when made or as of the time of such termination as if made on and as of such time (except for representations and warranties made as of a specified date, which need be true only as of the specified date), provided such breach, failure or misrepresentation is not cured within 30 days after notice thereof from the other party and such breaches, failures or misrepresentations, individually or in the aggregate, results or is reasonably likely to result in a Material Adverse Effect on Hi/Lo or Discount, as the case may be;

                  (g) by Discount if the Board of Directors of Hi/Lo or any committee of the Board of Directors of Hi/Lo, (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall approve or recommend any acquisition of Hi/Lo or a material portion of Hi/Lo's assets or any tender offer for shares of Hi/Lo's capital stock, in each case, other than by Discount or an affiliate of Discount, or
(iii) shall resolve to take any of the actions specified in clause (i) above; or

                  (h) by Hi/Lo, in the event that the Discount Average Share Price is less than $19.55, but only if Hi/Lo's Board of Directors determines to so terminate by a vote of a majority of the members of its entire Board of Directors;

provided, however, that no termination shall be effective pursuant to Section 7.1(e) under circumstances in which a Termination Fee is payable by Hi/Lo under
Section 7.2 unless concurrently with such termination, such Termination Fee is paid in full by Hi/Lo in accordance with the provisions of Section 7.2.

         Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement (except for the Confidentiality Agreements referred to in Section 5.2) shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this
Section 7.2 and in Sections 3.11, 4.11, 5.16, 8.2 and 8.12 hereof, and (ii) nothing herein shall relieve any Party from liability for any willful breach hereof.

                  (b) If this Agreement is terminated (i) by Hi/Lo or Discount pursuant to Section 7.1(d) and prior to the date of such meeting a Takeover Proposal shall have been made and prior to the first anniversary of the date of such meeting Hi/Lo shall have consummated a recapitalization, merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of Hi/Lo, directly or indirectly by the entity that made such Takeover Proposal,
(ii) by Hi/Lo pursuant to Section 7.1(e) hereof, or (iii) by Discount pursuant to Section 7.1(g) hereof, Hi/Lo shall pay to Discount a termination fee of $4.0 million (the "Termination Fee").

                  (c) The Termination Fee payable to Discount under Section 7.2(b) above (i) in the case of a termination by Discount pursuant to 7.1(g) shall be paid within three business days after notice of termination, (ii) in the case of a termination by Hi/Lo pursuant to Section 7.1(e) shall be paid concurrently with such termination, and (iii) in the case of a termination pursuant to

Section 7.1(d) shall be paid prior to the consummation of the Takeover Proposal, and in each case shall be paid by wire transfer in immediately available funds to an account designated by Discount.

                  (d) Hi/Lo and Discount agree that the agreements contained in
Section 7.2(b) above are an integral part of the transactions contemplated by this Agreement. If Hi/Lo fails to promptly pay to Discount or Hi/Lo, respectively any fee due under such Section 7.2(b), the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of SunTrust Bank, Central Florida, National Association from the date such fee was required to be paid. In the event Discount receives any fee pursuant to Section 7.2(b), Discount shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against Hi/Lo or any of its affiliates, officers or directors based in whole or in part upon a breach of this Agreement by them (except for breaches of the Discount Confidentiality Agreement or Section 5.16) or their receipt, consideration, negotiation, recommendation, or approval of a Takeover Proposal or the exercise by Hi/Lo of its right of termination under Section 7.1(e).

         Section 7.3 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Hi/Lo and Discount and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Hi/Lo and Discount with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Hi/Lo and Discount there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of Hi/Lo Common Stock into shares of Discount Common Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of Hi/Lo and Discount.

         Section 7.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Hi/Lo and Discount may to the extent legally allowed: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Hi/Lo or Discount in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed each of the parties.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article I and Article II, the agreements of "affiliates" of Hi/Lo to be delivered pursuant to Section 5.4, the provisions of Sections 5.5, 5.7 and 5.10 and this Article VIII.

         Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus (including the registration statement) and the filing fee required in connection with the premerger notification under the HSR Act and pursuant to the Securities Act, shall be shared equally by Hi/Lo and Discount, provided, however, that in the event Hi/Lo is required to pay a Termination Fee pursuant to Section 7.2(b) then such expenses shall be borne by Discount.

         Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

         Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         Section 8.5 Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted and the appropriate telecopy confirmation is received if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

                  To Hi/Lo:

                  Hi/Lo Automotive, Inc.
                  2575 West Bellfort
                  Houston, TX 77054
                  Attention:  K. Grant Hutchins
                  Telecopy:  (713) 663-9296

                  copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin
                  Houston, Texas  77002
                  Attention:  Jeffery B. Floyd
                  Telecopy:  (713) 615-5660

                  To Discount:

                  Discount Auto Parts, Inc.
                  4900 Frontage Road South
                  Lakeland, Florida  33815
                  Attention:  Peter J. Fontaine
                  Telecopy:  (941) 284-2063

                  copy to:

                  Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A. 2700 Barnett Plaza
                  101 East Kennedy Boulevard
                  Tampa, Florida  33601-1102
                  Attention:  Gary I. Teblum
                  Telecopy:  (813) 229-6553

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 8.5.

         Section 8.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         Section 8.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         Section 8.9       Miscellaneous.  This Agreement:

                  (a) along with the Hi/Lo Confidentiality Agreement and the Discount Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

                  (b) except for the provisions of Sections 5.5 and 5.10 hereof, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         Section 8.11 Subsidiaries; Affiliates. References in this Agreement to "Subsidiaries" of Hi/Lo or Discount shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities or ownership are on the date hereof directly or indirectly owned by Hi/Lo or Discount, as the case may be. Hi/Lo's Disclosure Letter contains a full and complete list of Hi/Lo's Subsidiaries as of the date hereof and Discount's Disclosure Letter contains a complete list of Discount's Subsidiaries as of the date hereof. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

         Section 8.12 Finders or Brokers. Except for SBC Warburg Dillon Read Inc. with respect to Hi/Lo and Smith Barney, Inc. with respect to Discount, neither Hi/Lo nor Discount nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                            HI-LO AUTOMOTIVE, INC.


                            By:
                               ----------------------------
                            Name:
                            Title:


                            DISCOUNT AUTO PARTS, INC.


                            By:
                               ----------------------------
                            Name:
                            Title:


                            HLA ACQUISITION, INC.


                            By:
                               ----------------------------
                            Name:
                            Title: